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EXHIBIT 3(i)

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                          OF SECURITY BANC CORPORATION

Harry O. Egger, who is President, and J. William Stapleton, who is Secretary of the above named Ohio Corporation for profit with its principal location at 40 South Limestone Street, Springfield, Ohio 45502, who hereby certify that at a meeting of the Shareholders duly called and held on April 21, 1998, at which meeting a quorum of the Shareholders was present in person or by proxy and by the affirmative vote of 84% of the holders of shares entitling them to exercise the voting power of the Corporation, the following Resolution was adopted to amend the Articles of Incorporation.

Resolved, that Article IV of the Amended Articles of Incorporation of Security Banc Corporation be and they are hereby amended in their entirety to read as follows:

         The aggregate number of common shares which the Corporation shall have the authority to issue is eighteen million (18,000,000) shares each of one dollar and fifty-six twenty-five cents ($1.5625) par value.

         The Corporation, through its Board of Directors, shall have the power to purchase, hold, sell, and transfer the shares of its own capital stock provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except when otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

IN WITNESS WHEREOF, the above named officers acting for and on behalf of the Corporation, have subscribed their names this 21st day of April, 1998.


                                      /s/ Harry O. Egger
                                      ------------------------------------------
                                                       Harry O. Egger, President


                                      /s/ J. William Stapleton
                                      ------------------------------------------
                                                 J. William Stapleton, Secretary